EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-59396, 333-90382, 333-125622, 333-35533, 333-70317, 333-34121, 333-135620) of Kos Pharmaceuticals, Inc. of our report dated May 15, 2006 relating to the historical statements of Net Sales and Direct Expenses of the Azmacort product line, which appears in the Current Report on Form 8-K of Kos Pharmaceuticals, Inc. dated April 1, 2004.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
November 10, 2006